Exhibit 99.1

NEW YORK, October 24, 2019—Silvercrest Asset Management Group Inc. (NASDAQ: SAMG) today announced the appointment of Richard Burns as a director to its Board of Directors.

According to Richard R. Hough III, Chairman and CEO of Silvercrest, "Richard is an accomplished and energetic entrepreneur who will complement the existing depth on our Board of Directors. Richard’s expertise with finance, media and marketing, and strategic initiatives will enhance our work on behalf of clients, shareholders and partners. We are fortunate to have Richard join our effort to continue our growth and to build Silvercrest as the premier wealth management boutique in the nation.

Mr. Burns co-founded Isis Ventures Partners in 2002 and is currently one of its general partners and Chairman of its operating companies. Previously, he was President and Chief Executive Officer of Thomson Financial Media, a company holding the banking, insurance and electronic commerce media assets of The Thomson Corporation. He also previously served as Chief Executive Officer and publisher of Institutional Investor, a leading media business for fund management and finance professionals.

Mr. Burns is currently a director of Interaudi Bank, an FDIC-regulated bank based in New York. He serves as Chairman of the bank’s audit committee and is a member of its compliance committee. He also serves as Chairman of the Board of Intelligent Security Systems, a leading provider of algorithmic software solutions for the global video intelligence industry. Mr. Burns has previously served as a member of the Board of Trustees of the American Museum of Natural History and currently serves on the board of Carnegie Hall and the board of trustees of the David Rockefeller-founded Americas Society.

Mr. Burns was educated at St. John’s College, Oxford University, where he received B.A. and M.A. degrees. He earned a Masters of Science from Columbia University’s Graduate School of Journalism.

“I am proud and excited to have been appointed to Silvercrest’s board. The firm’s excellent historical performance, its unique DNA and strong leadership bench bode very well for the future.” said Mr. Burns.

ABOUT SILVERCREST
Silvercrest was founded in April 2002 as an independent, employee-owned registered investment adviser, and as of June 30, 2019, Silvercrest reported $21.7 billion in assets under management on behalf of family and select institutional clients. With offices in New York, Boston, California, New Jersey, Virginia, and Wisconsin, Silvercrest provides traditional and alternative investment advisory and family office services to wealthy families and select institutional investors.